Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-8 of our report dated February 25, 2005 (which report expresses an unqualified opinion), relating to the financial statements of Rexahn Corporation filed as Appendix D to Rexahn Pharmaceuticals Inc.’s (formerly Corporate Road Show.Com Inc.) Definitive Proxy Statement on Schedule 14A dated April 29, 2005, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ SF Partnership, LLP

Toronto, Canada
October 28, 2005